UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2017

HELIOS AND MATHESON ANALYTICS INC.

(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-22945 (Commission File Number)	13-3169913 (IRS Employer Identification Number)

Empire State Building

350 5th Avenue

New York, New York 10118

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 979-8228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.     Other Events.

As previously disclosed in the Current Report on Form 8-K filed by Helios and Matheson Analytics Inc. (“HMNY”) on August 15, 2017, HMNY and MoviePass Inc. (“MoviePass”) entered into a Securities Purchase Agreement, pursuant to which HMNY agreed to purchase a majority stake in MoviePass (the “MoviePass Transaction”).

HMNY is providing this Current Report to disclose the performance of MoviePass in filling theater seats for two theater chains that have partnerships with MoviePass, for the six day period from August 15, 2017 through August 20, 2017 (the “Measurement Period”), following the announcement of the MoviePass Transaction and the new MoviePass $9.95 per month subscription price.

In one of the theater chains, during the Measurement Period, the number of theater seats filled by MoviePass increased from 206 to approximately 4,137, representing an increase in excess of 2,000% as compared to the seven day period preceding the Measurement Period.

In the other theater chain, during the Measurement Period, the number of theater seats filled by MoviePass increased from 203 to approximately 1,795, representing an increase of approximately 884% as compared to the seven day period preceding the Measurement Period.

These two theater chains have theaters located in Arizona, California, Florida, Illinois, Michigan, Missouri, North Carolina, Pennsylvania, Indiana and Texas.

Important Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication relates to the MoviePass Transaction, which will become the subject of a proxy statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”) by HMNY, and may be deemed to be solicitation material in respect of the MoviePass Transaction. This document is not a substitute for the proxy statement that HMNY will file with the SEC or any other documents that HMNY may file with the SEC or transmit to stockholders in connection with the MoviePass Transaction. Before making any voting decision, investors and security holders are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the MoviePass Transaction as they become available because they will contain important information about the proposed transaction and related matters. Investors and security holders will be able to obtain free copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC by HMNY through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the proxy statement, once it is filed, from HMNY by accessing HMNY’s website at www.hmny.com or upon written request to: Helios and Matheson Analytics Inc., Attn: Secretary, Empire State Building, 350 Fifth Avenue, Suite 7520, New York, New York 10118, (212) 979-8228.

Participants in the Solicitation

HMNY, MoviePass and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from HMNY’s stockholders in connection with the MoviePass Transaction. Information regarding HMNY’S directors and executive officers is contained in the annual report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on April 14, 2017. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing HMNY’S website at www.hmny.com. Additional information regarding the interests of those persons and other persons who may be deemed participants in the MoviePass Transaction may be obtained by reading the proxy statement regarding the MoviePass Transaction, when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.

Cautionary Statement

Because the MoviePass $9.95 per month subscription pricing model is new, HMNY is providing the information in this Current Report to update investors regarding the resulting rate of increase in the use of MoviePass to fill certain theater seats in the week following the announcement of the MoviePass Transaction. There can be no assurance that such rate of increase will continue or be sustained across a broader sampling of theaters. Moreover, the increase in the number of theater seats filled provides no assurance that the MoviePass business model will lead to profitability.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 22, 2017

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Theodore Farnsworth
Theodore Farnsworth, Chief Executive Officer